First National Lincoln Corporation Reports Earnings Per Share of $0.30 for the First Quarter of 2006

DAMARISCOTTA, ME, April 25 – First National Lincoln Corporation (Nasdaq NM: FNLC), today announced earnings per share of $0.30 on a fully diluted basis for the quarter ended March 31, 2006, down slightly from the $0.31 reported for the same period in 2005. Net income for the quarter ended March 31, 2006, was $2,978,000, a decrease of $17,000 or 0.6% from the $2,995,000 posted for the first quarter of 2005.

“Several factors came together during the quarter that affected our operating results,” noted the Company’s President and Chief Executive Officer, Daniel R. Daigneault. “The current flat yield curve creates a challenging environment for most banks, and we were not an exception in this regard. At the same time, the seasonal shift in our funding mix resulted in lower-cost core deposits being replaced by higher-cost sources of funding, and loan growth was less robust than we have seen in prior quarters.

“While this was certainly a challenging period for the Company, there were also a number of positive results in the first quarter,” President Daigneault continued. “Asset quality remains strong, with past due loans and chargeoffs at continued low levels. In addition, we were very pleased with the strong growth in non-interest income and continue to see our operating expenses well under control. This can be best seen in a pro-forma income statement, which presents our results as if we had been operating as one company for the entire period after the acquisition of FNB Bankshares of Bar Harbor, Maine, which was completed on January 14, 2005.

“Non-interest income, or revenues from fees and other sources, was up by 14.7% or $265,000 on a pro-forma basis for the first three months of 2006 compared to the same period in 2005,” President Daigneault continued. “This included significant increases in investment management income posted by First Advisors and increased levels of revenue on deposit accounts. At the same time, we actually saw a decrease in non-interest expense, which declined 3.0% or $166,000 on a pro-forma basis for the first three months of 2006 compared to the same period in 2005. This decline was attributable to lower employee costs through attrition and savings from outsourced services that were absorbed into existing in-house operations.

“On a pro-forma basis, net income for the first quarter of 2006 of $2,978,000 was up 5.6% or $158,000 from pro-forma net income of $2,820,000 for the same period in 2005,” President

Daigneault said. “We feel this better represents our results for the quarter and shows the expense reduction we have achieved through the merger of FNB Bankshares into FNLC.

“While a flat quarter is disappointing to us, in my view our long-term performance record remains excellent,” President Daigneault stated. “As I have stated many times in the past, First National Lincoln Corporation focuses on the long-term and does not manage the Company on a quarter-to-quarter basis. The value of this strategy was once again affirmed by Keefe Bruyette and Woods, a full-service investment banking firm specializing in financial services companies, which named FNLC to its KBW Honor Roll for the second year in a row. This elite group includes banking institutions that have continually reported increases in earnings per share over the last decade, regardless of the economic environment. I am honored and pleased that our Company has once again been recognized for its outstanding long-term performance.

“KBW also affirmed the difficulty the current economic environment presents for banks,” President Daigneault said. “In its Honor Roll release, KBW analyst Melissa Roberts writes that ‘banks faced a challenging operating environment in 2005 marked by a flat-to-inverted yield curve and intense pricing competition for both loans and deposits. A flat-to-inverted yield curve is a modest negative for those banks that use the yield curve more extensively via leverage programs. Despite 2005’s challenging yield curve environment and rising interest rates, net interest margins were buoyed by a deposit pricing lag which is likely to dissipate and reverse as interest rates stop increasing.’ This is what FNLC has experienced, and the pricing lag which KBW referred to was a factor for us during the first quarter of 2006.”

“Total assets increased by $18.4 million or 1.8% in the first quarter to $1.061 billion,” observed F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. “The investment portfolio was up $3.9 million or 2.1% to end the period at $187.9 million, while the loan portfolio increased $19.0 million or 2.5% to end the period at $791.3 million. As President Daigneault noted, we saw a shift in our funding mix during the first quarter of 2006, with deposits increasing by $36.7 million or 5.1% to $750.7 million while borrowed funds declined $21.0 million or 9.8% to $194.2 million.

“The deposit growth was in certificates of deposit,” Mr. Ward observed, “which are among our most expensive sources of funding. At the same time core deposits, or our lower-cost sources of funding, declined by $27.6 million or 6.8%. This is typical of the seasonality of deposit flows we experience due to the nature of the coastal Maine economy, which sees a significant increase in activity during the summer and fall months due to tourism – a major component of the local economy. This seasonal decline in core deposits, when combined with the national economic factors noted by KBW analyst Roberts, caused compression in our net interest margin and as a result, we posted only a small increase in net interest income for the three months ended March 31, 2006 when compared to the same period in 2005.

“Our operating ratios remain very strong, however,” Mr. Ward continued, “with a return on tangible equity of 15.74% for the first three months of 2006. Although this is somewhat lower than the 17.74% posted for the same period in 2005, it remains comfortably above the 15.00% mark which is considered the threshold defining high-performance banks. Our efficiency ratio is very good at 52.60% for the first three months of 2006, and although it is still higher than two years ago as a result of the acquisition of FNB Bankshares, it remains excellent compared to peers.”

“Although our first quarter performance results were flat when compared to prior year, I feel positive about the many accomplishments the Company has achieved during the past year,” President Daigneault concluded. “We have merged two banks into one integrated company, and this was done more quickly than the norm for our industry. As a result, we have realized significant expense reductions which positively impact our performance ratios. At the same time, we continue to pay out more than 40% of our net income to shareholders in the form of cash dividends. First National Lincoln Corporation remains focused on meeting the financial needs of the communities its serves: this is what has made our Company successful and will, in my opinion, serve us very well for the future.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
In thousands of dollars	2006	2005	2005
Assets
Cash and due from banks	$21,052	$25,982	$22,206
Overnight Funds Sold	-	-	-
Investments:
Available for sale	54,369	54,743	52,362
Held to maturity (market values $131,610 at March 31, 2006, $128,563 at December 31, 2005, and $103,367 at March 31, 2005)	133,561	129,238	103,820
Loans held for sale (fair value approximates cost)	-	-	-
Loans	791,315	772,338	682,668
Less: allowance for loan losses	6,131	6,086	6,577
Net loans	785,184	766,252	676,091
Accrued interest receivable	6,096	5,005	5,032
Bank premises and equipment	16,516	16,712	17,000
Other real estate owned	498	-	-
Goodwill	27,684	27,684	27,960
Other assets	15,689	16,593	13,747
Total Assets	$1,060,649	$1,042,209	$918,218
Liabilities & Shareholders’ Equity
Demand deposits	$58,526	$62,109	$54,443
NOW deposits	100,432	109,124	104,693
Money market deposits	118,670	127,630	114,191
Savings deposits	103,267	109,615	110,543
Certificates of deposit	152,174	125,741	114,093
Certificates $100,000 and over	217,645	179,745	108,217
Total deposits	750,714	713,964	606,180
Borrowed funds	194,172	215,189	202,856
Other liabilities	11,184	9,604	9,467
Total Liabilities	956,070	938,757	818,503
Shareholders’ Equity
Common stock	100	99	100
Additional paid-in capital	47,430	47,718	49,398
Retained earnings	56,505	54,901	48,887
Net unrealized gains on available-for-sale securities	544	734	1,330
Treasury stock	-	-	-
Total Shareholders’ Equity	104,579	103,452	99,715
Total Liabilities & Shareholders’ Equity	$1,060,649	$1,042,209	$918,218

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,849,169	9,832,777	9,871,317
Book value per share	$10.62	$10.52	$10.10

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the three months		For the quarters
	ended March 31,		ended March 31,
In thousands of dollars	2006	2005	2006	2005
Interest income
Interest and fees on loans	$12,507	$9,085	$12,507	$9,085
Interest on deposits with other banks	-	-	-	-
Interest and dividends on investments	2,305	1,811	2,305	1,811
Total interest income	14,812	10,896	14,812	10,896
Interest expense
Interest on deposits	5,119	2,212	5,119	2,212
Interest on borrowed funds	1,945	1,241	1,945	1,241
Total interest expense	7,064	3,453	7,064	3,453
Net interest income	7,748	7,443	7,748	7,443
Provision for loan losses	250	-	250	-
Net interest income after provision for loan losses	7,498	7,443	7,498	7,443
Non-interest income
Investment management and fiduciary income	496	400	496	400
Service charges on deposit accounts	622	487	622	487
Net securities gains	-	-	-	-
Mortgage origination and servicing income	84	128	84	128
Other operating income	871	648	871	648
Total non-interest income	2,073	1,663	2,073	1,663
Non-interest expense
Salaries and employee benefits	2,662	2,626	2,662	2,626
Occupancy expense	374	350	374	350
Furniture and equipment expense	505	453	505	453
Amortization of identified intangibles	71	59	71	59
Other operating expense	1,822	1,418	1,822	1,418
Total non-interest expense	5,434	4,906	5,434	4,906
Income before income taxes	4,137	4,200	4,137	4,200
Applicable income taxes	1,159	1,205	1,159	1,205
NET INCOME	$2,978	$2,995	$2,978	$2,995

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the three months		For the quarters
Dollars in thousands,	ended March 31		ended March 31
except for per share amounts	2006	2005	2006	2005

Summary of Operations
Operating Income	$16,885	$12,559	$16,885	$12,559
Operating Expense	12,748	8,359	12,748	8,359
Net Interest Income	7,748	7,443	7,748	7,443
Provision for Loan Losses	250	-	250	-
Net Income	2,978	2,995	2,978	2,995
Per Common Share Data
Basic Earnings per Share	$0.30	$0.32	$0.30	$0.32
Diluted Earnings per Share	0.30	0.31	0.30	0.31
Cash Dividends Declared	0.145	0.125	0.145	0.125
Book Value	10.62	10.10	10.62	10.10
Market Value	17.59	17.00	17.59	17.00
Financial Ratios
Return on Average Equity (a)	11.56%	13.23%	11.56%	13.23%
Return on Average Tangible Equity (a)	15.74%	17.74%	15.74%	17.74%
Return on Average Assets (a)	1.15%	1.40%	1.15%	1.40%
Average Equity to Average Assets	9.92%	10.61%	9.92%	10.61%
Average Tangible Equity to Average Assets	7.29%	7.92%	7.29%	7.92%
Net Interest Margin Tax-Equivalent (a)	3.46%	3.99%	3.46%	3.99%
Dividend Payout Ratio	48.33%	39.06%	48.33%	39.06%
Allowance for Loan Losses/Total Loans	0.77%	0.96%	0.77%	0.96%
Non-Performing Loans to Total Loans	0.51%	0.37%	0.51%	0.37%
Non-Performing Assets to Total Assets	0.38%	0.27%	0.38%	0.27%
Efficiency Ratio	52.60%	51.37%	52.60%	51.37%
At Period End
Total Assets	1,060,649	918,218	1,060,649	918,218
Total Loans	791,315	682,668	791,315	682,668
Total Investment Securities	187,930	156,182	187,930	156,182
Total Deposits	750,714	606,180	750,714	606,180
Total Shareholders’ Equity	104,579	99,715	104,579	99,715
(a) Annualized using a 365-day basis